UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2015

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number: 001-14330

Delaware	57-1003983
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300

Charlotte, North Carolina 28269

(Address of principal executive offices, including zip code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan Facility Amendment

On April 17, 2015, Polymer Group, Inc. (the “Company”) entered into an incremental term loan amendment and limited waiver (the “Incremental Amendment”) to its existing senior secured credit agreement, dated as of December 19, 2013, among the Company, its direct parent, Scorpio Acquisition Corporation, the lenders from time to time party thereto and Citicorp North America, Inc. as administrative agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Term Loan Facility”). Pursuant to the Incremental Amendment, the Company obtained $283.0 million of commitments for incremental term loans (the “Additional Term Loans”). The proceeds of the Additional Term Loans will be used to fund the consideration due in respect of the previously announced acquisition of Dounor SAS (“Dounor”), to redeem $200.0 million outstanding principal amount of the Company’s outstanding 7.75% Senior Secured Notes due 2019 (the “Secured Notes”), to pay related fees and expenses (including the redemption premium) and for general corporate purposes.

The Additional Term Loans will be secured on a pari passu basis with the existing term loans under the Term Loan Facility and the remaining Secured Notes.

The Company may voluntarily repay outstanding loans at any time without premium or penalty, other than a prepayment premium on voluntary prepayments of Additional Term Loans in connection with certain repricing transactions on or prior to the date that is six months after the effective date of the Incremental Amendment and customary “breakage” costs with respect to LIBOR loans. The Company is required to repay the Additional Term Loans in quarterly installments in aggregate amounts equal to approximately 1% per annum of their funded total principal amount, with the remaining amount payable on the maturity date of the Term Loan Facility.

All other terms of the Additional Term Loans are substantially identical to the terms of the Term Loan Facility.

The Incremental Amendment also provides for a limited waiver to permit, among other things, the Company to incur the Additional Term Loans solely in connection with the Incremental Amendment, so long as the Company is in pro forma compliance with a senior secured net leverage ratio not exceeding 4.50:1.00.

The foregoing description of the Incremental Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

ABL Facility Amendment

On April 17, 2015, the Company entered into an amendment and limited waiver (the “ABL Amendment”) to its existing amended and restated credit agreement, dated as of October 5, 2012, among the Company, its direct parent, Scorpio Acquisition Corporation, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent. The ABL Amendment provides for a limited waiver to permit, among other things, the Company to incur the Additional Term Loans pursuant to the Incremental Amendment, so long as the Company is in pro forma compliance with a senior secured net leverage ratio not exceeding 4.50:1.00.

The foregoing description of the ABL Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Amendment, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On April 17, 2015, PGI France Holdings SAS, a wholly-owned subsidiary of the Company, completed its previously announced acquisition of Dounor, a French manufacturer of materials used in hygiene, healthcare and industrial applications.

A copy of the press release announcing the closing of the Dounor acquisition is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date:	April 17, 2015	By:	/s/ Dennis E. Norman
		Name:	Dennis E. Norman
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit Number	Description

10.1	Incremental Amendment No. 2 and Limited Waiver, dated as of April 17, 2015, to the Senior Secured Credit Agreement dated as of December 19, 2013, among the Company, Scorpio Acquisition Corporation, Citicorp North America, Inc., as administrative agent, the other agents listed therein and each lender from time to time party thereto.

10.2	Amendment No. 2 and Limited Waiver, dated as of April 17, 2015, to the Amended and Restated Credit Agreement dated as of October 5, 2012, among the Company, Scorpio Acquisition Corporation, Citibank, N.A., as administrative agent and collateral agent, the other agents listed therein and each lender from time to time party thereto.

99.1	Press Release of Polymer Group, Inc. dated April 17, 2015.